EXHIBIT 99.1

ABERCROMBIE & FITCH CO.
STOCK OWNERSHIP GUIDELINES
FOR
EXECUTIVE OFFICERS AND DIRECTORS

The Board of Directors of Abercrombie & Fitch Co. (“A&F”) believes it is important that the executive officers and directors have, and are recognized both internally and externally as having, long-term financial interests that are aligned with those of A&F’s stockholders. Accordingly, the Board of Directors has adopted the following stock ownership guidelines effective as of November 12, 2009.

STOCK OWNERSHIP GUIDELINES

Stock Ownership Guidelines for Executive Officers

Stock ownership guidelines for A&F’s executive officers are determined as a multiple of the executive’s base salary.

The guideline for A&F’s chief executive officer is set at five (5) times annual base salary. The guideline for other executive officers is set at one (1) times annual base salary. The guidelines are initially calculated using the executive’s base salary as of the later of the date the guidelines were adopted and the date the person was first designated as an executive officer by the Board of Directors. The guidelines may be re-calculated, in the discretion of the Nominating and Board Governance Committee of the Board, when an executive changes pay grade (e.g., from senior vice president to executive vice president) and otherwise from time to time.

Until the guideline is achieved, the executive is required to retain an amount equal to 50% of the net shares received as a result of the exercise of stock options or stock-settled stock appreciation rights or the vesting of restricted stock or restricted stock units; provided, that for a three-year transition period from the date these guidelines are first adopted by the Board of Directors, such amount shall be 33 1/3% of the net shares received. “Net shares” for purposes of these guidelines are those shares that remain after shares are sold or netted to pay (1) the exercise price of stock options or stock appreciation rights (if applicable) and any withholding taxes associated with such exercise or (2) withholding or other taxes payable upon vesting of restricted stock or restricted stock units.

Failure to meet or, in unique circumstances, to show sustained progress toward meeting these stock ownership guidelines may be a factor considered by the Compensation Committee of A&F’s Board of Directors in determining future long-term incentive equity grants and/or appropriate levels of incentive compensation.

Executives who are subject to the stock ownership guidelines will be notified each fiscal year as to the status of their compliance with the guidelines based on information available to A&F’s benefits department. Executives may provide supplemental information regarding shares held in street name, individual brokerage accounts or owned by a spouse or other immediate family member, if such information would be relevant to the calculation of such executive’s compliance with these stock ownership guidelines.

Stock Ownership Guidelines for Directors

Directors are required to hold shares of A&F’s common stock with an initial value equal to three (3) times the amount of the annual retention paid to directors, calculated using the annual retainer as of the later of the date of these guidelines were adopted and the date the director is elected to the Board of Directors. It is anticipated that directors should be able to achieve the guideline within three (3) years of joining the Board, or, in the case of directors serving at the time the guidelines were adopted, within three (3) years of the date of adoption of the guidelines.

Share Counting

For purposes of calculating compliance with the foregoing stock ownership guidelines, the following shares count toward satisfaction of the requisite thresholds:

•	Shares owned directly by the executive or director or his or her immediate family members residing in the same household;

•	Shares held in trust for the benefit of the executive or director or his or her immediate family members;

•	Shares of restricted stock or restricted stock units, to the extent that such shares or units are vested; and

•	Shares credited to bookkeeping accounts of directors pursuant to the Directors’ Deferred Compensation Plan.

ADMINISTRATION AND EXCEPTIONS

These stock ownership guidelines shall be administered and monitored by the Nominating and Board Governance Committee of A&F’s Board of Directors.

The stock ownership guidelines may be waived or modified, at the discretion of the Nominating and Board Governance Committee, in the event that the Nominating and Board Governance Committee determines that such a waiver or modification would be prudent and in the best interests of A&F in order to attract a director to join the Board for whom the stock ownership guidelines would otherwise constitute a financial impediment to joining the Board of Directors (e.g., a candidate from government, academia or similar professions). All of the current directors will be subject to these stock ownership guidelines.

Furthermore, the stock ownership guidelines may also be waived or modified for executives or directors, at the discretion of the Nominating and Board Governance Committee, if compliance would create undue hardship or prevent or impair an executive or director from complying with a court order, as in the case of a divorce settlement.